Exhibit 10.27

AMENDMENT NO. ONE TO

AMENDED AND RESTATED 2012 INCENTIVE PLAN

This Amendment No. One to Amended and Restated 2012 Incentive Plan (this “Amendment”), has been duly adopted, authorized and approved by the Board of Directors of Zix Corporation (the “Company”) effective as of December 9, 2015.  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Zix Corporation Amended and Restated 2012 Incentive Plan, as approved by the shareholders of the Company at the annual meeting thereof held on June 24, 2015 (the “Plan”).

RECITALS

WHEREAS, the Board desires to amend the Plan to implement annual limitations on the Awards that may be granted to non-employee directors, beginning with the fiscal year commencing January 1, 2016;

WHEREAS, Section 16.1 of the Plan provides that the Board or the Committee may, at any time and from time to time, amend the Plan without shareholder approval, unless, in the reasonable opinion of the Board or the Committee, as applicable, any such amendment would have any of the effects on the Plan specified in clauses (i) through (v) of such Section;

WHEREAS, the Board has considered the content of this Amendment, received related legal advice, and has determined that this Amendment will not have any of the effects on the Plan specified in clauses (i) through (v) of Section 16.1 of the Plan; accordingly, the Board is authorized by Section 16.1 of the Plan to authorize, approve and adopt this Amendment without shareholder approval; and

WHEREAS, the Board has duly authorized, approved and adopted this Amendment;

AMENDMENT

NOW, THEREFORE, the Plan is hereby amended in the manner hereinafter set forth:

Section 1. A new Section 5.4(d) is hereby added to the Plan, effective as of the date first set forth above, to read in its entirety as follows:

(d) Annual Limit on Equity Awards to Non-Employee Directors.  With respect to any calendar year, commencing with the calendar year that begins on January 1, 2016, the aggregate value of all Awards granted in such year to any Participant who is a non-employee director of the Company shall not exceed the 100th percentile of annual retainer compensation (whether such compensation is paid in the form of cash, equity awards, a combination thereof or otherwise) paid to individuals serving as non-employee directors of public companies that are within the Company’s “peer group”.  For purposes of this Section 5.4(d), the determination of such “peer group” companies and of the value of such 100th percentile of annual retainer compensation shall be made once annually by an independent compensation consultant or consulting firm (the “Consultant”) selected by the Committee in its reasonable discretion, which determination shall be based upon the most current market data deemed reasonably available and reasonably reliable by the Consultant in its discretion.  For purposes of compliance with this Section 5.4(d), the Board or the Committee, as the case may be, shall be entitled to rely entirely on the work product and determinations of the Consultant, without any independent verification thereof.

Section 2. Except to the extent specifically amended hereby, the provisions of the Plan shall remain unmodified, and as amended hereby, the Plan is hereby ratified, confirmed and approved in all respects, and shall continue in full force and effect.

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